Exhibit 10.3

To:            GulfMark Rederi AS (the "Borrower")

Strandgata 5

N-4307 Sandnes

Norway

Attention: Chief Financial Officer

Copy:       GulfMark Offshore, Inc. (the “Parent Guarantor”)

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024

United States

Attention: Chief Financial Officer

GulfMark UK Ltd. (the “UK Guarantor” and, together with the Borrower and the Parent Guarantor, “you”)

95 Aldwych

London

WC2B 4JF

Attention: Chief Financial Officer

Bergen, 14 April 2017

Dear Sirs,

GULFMARK REDERI AS – NOK 600,000,000 SECURED REVOLVING CREDIT FACILITY AGREEMENT DATED 27 DECEMBER 2012 (as later amended and restated, the "Agreement")

1.	Introduction

1.1	Reference is made to the Agreement. Terms used in this support letter (the "Support Letter") shall, unless defined herein, have the same meaning ascribed to such terms in the Agreement.

1.2

Reference if also made to the interim utilisation letter dated 17 March 2017 (the "Interim Utilisation Letter"), under which we agreed to let you draw down USD 10,000,000 subject to certain terms as set out therein.

1.3

You have requested, and the Lender has agreed to abstain from exercising any remedies in respect of the Enumerated Defaults (as defined below) during the Support Period (as defined below) on the terms of this Support Letter.

2.	Support Period

2.1

During the Support Period, the Lender hereby agrees to waive each Default and/or Event of Default which is an Enumerated Default (and, during the Support Period, to abstain from exercising any rights or remedies under the Finance Documents as a result of any such Default and/or Event of Default which is an Enumerated Default).

2.2	The “Support Period” is the period beginning on the date hereof and ending on the earlier of (x) 28 April 2017 or (y) the occurrence of any of the following events (each an “Early Termination Event”):

(a)

any payment or other distribution of cash (including any interest or coupon payment), by the Parent Guarantor, its Subsidiaries or any of their respective Affiliates on account of the Parent Guarantor’s 6.375% Senior Notes due 2022 (the “2022 Notes”), including any payment or distribution directly or indirectly to or for the benefit of any holder or beneficial owner of the 2022 Notes or any direct or indirect purchase, redemption or other acquisition or retirement for value of any 2022 Notes, but excluding any regular course payments to the trustee for the 2022 Notes and any payments to external legal and financial advisors to the ad hoc group of holders of and external legal fees of the trustee for the 2022 Notes;

(b)

any direct or indirect payment or other distribution of cash by the Parent Guarantor, its Subsidiaries or any of their respective Affiliates under the multicurrency facility agreement dated 26 September 2014 (as amended, supplemented and/or restated from time to time and as last amended on 31 March 2016) (the “RBS Facility”) other than scheduled interest payments due under the RBS Facility and any payments to external legal and financial advisors to the agent under the RBS Facility;

(c)	the taking of enforcement steps by the requisite holders (howsoever described) under the 2022 Notes;

(d)	the taking of enforcement steps by the requisite lenders (howsoever described) under the RBS Facility;

(e)	your material breach of this Support Letter or the Interim Utilisation Letter;

(f)	any corporate action, legal proceedings or other procedure or step (in any jurisdiction) is taken in relation to:

(i)

the commencement by the Parent Guarantor, the UK Guarantor or the Borrower of a voluntary case under Title 11 of the United States Code (the “U.S. Bankruptcy Code”) or under the bankruptcy or insolvency laws of any other jurisdiction;

(ii)

a moratorium of any indebtedness, winding-up, dissolution, administration, reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise), adjustment of debt, dissolution, insolvency or liquidation of the Parent Guarantor, the UK Guarantor or the Borrower;

(iii)	a composition, compromise, assignment or arrangement with any class of creditors of the Parent Guarantor, the UK Guarantor or the Borrower; or

(iv)

the appointment of a liquidator, receiver, administrative receiver, administrator, custodian (as defined in the U.S. Bankruptcy Code), compulsory manager or other similar officer in respect of the Parent Guarantor, the UK Guarantor or the Borrower or any of their respective assets;

(g)	an involuntary case is commenced against the Parent Guarantor, the UK Guarantor or the Borrower under the U.S. Bankruptcy Code or any similar law of another jurisdiction;

(h)	enforcement of any Security Interest securing indebtedness for borrowed money over any assets of the Parent Guarantor, the UK Guarantor or the Borrower;

(i)

execution of documentation by the Parent Guarantor, the UK Guarantor, or the Borrower with any lender under the RBS Facility or any holder of the 2022 Notes pursuant to which, without the prior written consent of the Lender, the Parent Guarantor, the UK Guarantor, or the Borrower grants any liens on collateral provided as security for the Agreement as of the date hereof;

(j)

execution of documentation by the Parent Guarantor, the UK Guarantor, the Borrower or any of their respective Affiliates with any lender under the RBS Facility or any holder of the 2022 Notes pursuant to which, without the prior written consent of the Lender, any such person grants a lien on any of its assets to secure obligations under the RBS Facility or in respect of the 2022 Notes (other than any liens existing as of the date hereof);

(k)

failure of Parent Guarantor to pay any legal and financial advisor fees and agreed retainers within three (3) business days of receipt of invoice (or such longer period as Lender may agree in its sole discretion); or

(l)	the termination of any Third Party Forbearance Agreement (defined below) or the expiration or termination of any forbearance period or support period thereunder.

3.	Enumerated Defaults

3.1	Each of the following is an “Enumerated Default”:

(a)	an Event of Default under Clause 23.1.2 (Financial covenants) or Clause 23.1.3 (Other obligations) of the Agreement, but only insofar as it arises as a result of:

(i)	the Borrower's failure to deliver the financial statements and information required under Clause 19.1.1 (Financial statements) of the Agreement;

(ii)	the Borrower’s failure to deliver a Compliance Certificate as required under Clause 19.1.2 (Compliance Certificate) of the Agreement in relation to the immediately preceding sub-clause (i) above;

(iii)

the Borrower’s failure to notify the Agent of any Default as required under Clause 19.1.5 (Notification of default) of the Agreement, but only insofar as such Default (or Event of Default) constitutes an Enumerated Default and excluding, for the avoidance of doubt, any Early Termination Event that also constitutes a Default or Event of Default; or

(iv)	a breach of any financial covenant set forth in Clause 20 (Financial covenants) of the Agreement;

(b)

an Event of Default under Clause 23.1.3 (Other obligations) of the Agreement, but only insofar as it arises as a result of a failure to comply with Clause 21.1.2 (Compliance with laws) of the Agreement due to the Parent Guarantor’s failure to file any required filing with the Securities Exchange Commission in the prescribed time frame;

(c)	an Event of Default under Clause 23.1.3 (Other obligations) of the Agreement, but only insofar as it arises as a result of a failure to comply with Clause 21.1.11 (Listing) of the Agreement;

(d)	an Event of Default under Clause 23.1.5 (Cross default) of the Agreement, but only insofar as it arises as a result of:

(i)	the Parent Guarantor’s failure to pay scheduled interest or coupon amounts as required by the indenture governing the 2022 Notes (the “Notes Non-Payment”); or

(ii)	a default or event of default under the RBS Facility;

(e)	an Event of Default under Clause 23.1.6 (Insolvency), paragraph a) or Clause 23.1.15 (UK Guarantor), paragraph c) of the Agreement, but only insofar as it arises as a result of:

(i)	the Parent Guarantor, the UK Guarantor or the Borrower entering into negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

(ii)	the Notes Non-Payment;

(f)

an Event of Default that constitutes a “suspension of payments” under Clause 23.1.7 (Insolvency proceedings), paragraph a) or Clause 23.1.15 (UK Guarantor), paragraph c) of the Agreement arising from the Notes Non-Payment;

(g)

an Event of Default under Clause 23.1.4 (Misrepresentation) of the Agreement but only insofar as it arises as a result of the representation in Clause 18.1.7 (No Default) being repeated in relation to an Enumerated Default during the Support Period; and

(h)	an Event of Default under Clause 23.1.13 (Material Adverse Effect) of the Agreement.

3.2	The Support Period in respect of the Enumerated Defaults is limited in nature and nothing in this Support Letter is intended, or will be deemed, to:

(a)

constitute a waiver of (i) any Defaults or Events of Default other than the Enumerated Defaults during the Support Period or (ii) compliance with any term or provision of the Finance Documents or applicable law, except to the extent expressly provided for herein; or

(b)	establish a custom or course of dealing between you, on the one hand, and the Agent or any Lender, on the other hand.

4.	conditions precedent

4.1	The effectiveness of this Support Letter is subject to the satisfaction, or waiver by the Lender, of the following conditions:

(a)	this Support Letter shall be duly countersigned by the Borrower, the Parent Guarantor and the UK Guarantor;

(b)

the Parent Guarantor and the Borrower have confirmed, by countersigning this Letter, their acceptance to the Lender engaging Guggenheim Partners, LLC as its financial advisor, and that Borrower and the Parent Guarantor shall be jointly and severally liable for all legal fees and costs reasonably incurred by the Lender from such engagement;

(c)

the Parent Guarantor shall have paid, in cash, all outstanding costs and expenses of the Lender incurred prior to the date of this Support Letter, including (i) all invoiced fees and disbursements of its legal advisors, Hughes Hubbard & Reed LLP and Advokatfirmaet Thommessen AS and (ii) all fees and agreed retainers of Guggenheim Partners LLC (retainer being in the amount of USD $100,000); and

(d)

the Parent Guarantor shall have entered into a forbearance or support agreement with respect to (i) the RBS Facility and (ii) the 2022 Notes, in each case, in form and substance reasonably acceptable to the Lender (each, a “Third Party Forbearance Agreement”).

5.	Tolling of time periods

The parties hereto agree that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that the Agent or any Lender may be entitled to take or bring to enforce its rights and remedies against you are, to the fullest extent permitted by law, tolled and suspended during the Support Period.

6.	COUNTERPARTS

This Support Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Support Letter.

7.	GOVERNING LAW, JURISDICTION AND ENFORCEMENT

7.1	This Support Letter and any non-contractual arrangements arising out of or in relation to it shall be governed by Norwegian law.

7.2	This Support Letter shall be a Finance Document and Clause 31 (Governing law and enforcement) shall apply mutatis mutandis in respect of this Support Letter

* * *

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance of this Support Letter below.

[signature pages to follow]

Yours faithfully

for and on behalf of

DNB Bank ASA

/s/ Andrew J. Shohet	/s/ Evan W. Uhlick
Name: Andrew J. Shohet Title: Vice President	Name: Evan W. Uhlick Title: Senior Vice President

Accepted and agreed by:

For and on behalf of GulfMark Rederi AS /s/ Quintin V. Kneen Name: Quintin V. Kneen Title: President & Chief Executive Officer

For and on behalf of GulfMark Offshore, Inc. /s/ J. Mitchell Name: J. Mitchell Title: Executive Vice President & CFO

For and on behalf of GulfMark UK Ltd. /s/ J. Mitchell Name: J. Mitchell Title: Executive Vice President & CFO